EXHIBIT 21.0

                              List of Subsidiaries


Matthews & Wright, Inc.                      (Delaware)
Snider, Williams & Co., Inc.                 (Delaware)
Randolph, Hudson & Co., Inc.                 (Delaware)
Shaw Realty Company, Inc.                    (New York)
Burrows, Hayes Company, Inc.                 (New York)
Dover, Sussex Company, Inc.                  (New York)
Housing Capital Corporation                  (New York)
Randel, Palmer & Co., Inc.                   (New York)
Parker, Reld & Co., Inc.                     (New York)
McAdam, Taylor & Co., Inc.                   (New York)
Helmstar Funding, Inc.                       (Pennsylvania)
Ryan, Jones & Co., Inc.                      (New York)
Movieplex Realty Leasing, L.L.C.             (New Jersey)
CareerEngine, Inc.                           (New York)
Advanced Digital Networks, Inc.              (New York)
Alexander Edwards International, Inc.        (New York)